For Immediate Release

MEMC ANNOUNCES APPOINTMENT OF RANDY H. ZWIRN
TO THE COMPANY'S BOARD OF DIRECTORS

St. Peters, MO, March 4, 2013 - MEMC Electronic Materials, Inc. (NYSE: WFR) announced today that the Company's Board of Directors has appointed Randy H. Zwirn as a new independent member of the Board.

Mr. Zwirn, 59, is the Chief Executive Officer, Energy Services Division of Siemens AG, Energy Sector. He also serves as President and Chief Executive Officer of Siemens Energy, Inc. with regional responsibility for the overall Energy Sector in the Americas. Prior to this role, Mr. Zwirn was a member of the Group Executive Management of the Siemens Power Generation Group beginning in 1998 after having served as President of the Power Generation business of Westinghouse Electric Corporation, prior to Siemen's acquisition of the company the same year. He began his career with Westinghouse Electric in 1976 and spent the majority of his career within the Power Generation and Energy businesses, where he was elected as a corporate officer in 1995.

“The appointment of Mr. Zwirn adds further depth and focused experience to the MEMC Board of Directors,” said Manny Hernandez, Chairman of MEMC's Board of Directors. “His extensive work in the power generation sector and deep understanding of the complex global nature of today's power business will be of meaningful value as we continue to strengthen our industry positioning en route to creating further value for our customers and shareholders.”

Mr. Zwirn recently served on the Advisory Committee for the Export-Import Bank of the United States, the Georgia Tech Advisory Board and on the Governor's Council of the Metro Orlando Economic Development Commission. He has also served on the Board of Directors of AREVA, USA and the University of Central Florida Foundation. He holds a Bachelor of Science degree from Brooklyn College.

Contacts:
Media:
Bill Michalek
Director, Corporate Communications
(636) 474-5443

Investors/Analysts:
Chris Chaney
Director, Investor Relations
(636) 474-5226

About MEMC
MEMC is a global leader in semiconductor and solar technology. MEMC has been a pioneer in the design and development of silicon wafer technologies for over 50 years. With R&D and manufacturing facilities in the U.S., Europe, and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells. Through its SunEdison subsidiary, MEMC is also a developer of solar power projects and a worldwide leader in solar energy services. MEMC's common stock is listed on the New York Stock Exchange under the symbol “WFR.” For more information about MEMC, please visit www.memc.com.